ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT made as of the 21st day of September, 1999 between and among The Saratoga Advantage Trust (the "Trust"), a Delaware business trust, Saratoga Capital Management ("Saratoga"), a Delaware general partnership and Funds Distributor, Inc.
("FDI"), a Massachusetts corporation.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently comprised of seven separate investment portfolios (each a "Portfolio," collectively, the "Portfolios") as listed on Schedule A, as such Schedule may be amended from time to time;

WHEREAS, Saratoga serves as investment manager to the Trust;

WHEREAS, the Trust has entered into a Distribution Agreement with FDI for the distribution by FDI of certain classes of shares of beneficial interest (the "Shares") in the Trust;

WHEREAS, certain employees of Saratoga will be registered with the National Association of Securities Dealers, Inc. ("NASD") as representatives of FDI (such persons shall hereinafter be referred to as "Registered Representatives") and will be wholesaling the Portfolios' Shares;

WHEREAS, the Trust desires to retain FDI to assist it in performing certain services with respect to the Shares of the Trust and FDI is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Services and Duties of FDI. FDI will serve as the Trust's administrative services agent and further agrees to perform the specific administrative duties and provide the specific administrative services for the Trust, as listed in Exhibit A.

2. Services Provided by Saratoga. In furtherance of the responsibilities under this Agreement, Saratoga will provide or cause the provision of certain services, as listed in Exhibit B.

3.       Compensation; Reimbursement of Expenses.

         (a) The Trust shall pay FDI for the services provided under this Agreement an aggregate annual fee in the first year of $337,000 (the "Minimum Fee"), payable monthly on the first business day of each month. During the second and third year of the Agreement, the Trust shall pay FDI the Minimum Fee plus 7.5 basis points on the average monthly net assets in the Class B Shares and Class C Shares of each Portfolio of the Trust, subject to a maximum limit on all fees of $460,000 per year (the "Maximum Fee"). Such aggregate annual fees are based on seven (7) Portfolios. The addition of any new portfolio will increase, on an annual basis, the Maximum Fee by the following amounts:

                                                     Additional Annual Fee
         First Additional Portfolio:                          $50,550
         Second Additional Portfolio:                         $47,180
         Third Additional Portfolio:                          $43,810
         Fourth Additional Portfolio:                         $40,440
         Fifth Additional Portfolio:                          $37,070
         Sixth Additional Portfolio                           $33,700

         The Trust shall pay FDI an annual fee for the provision of blue sky services in the amount of $72 per registration/permit, payable monthly on the first business day of each month. Saratoga and the Trust acknowledge that FDI provides this service through a sub-contractual arrangement with ClearSky Corporation or other mutually acceptable provider.

         (b) The fee as stated above under Section 3(a) is subject to the following conditions: (i) that FDI shall only sponsor 15 or fewer Registered Representatives (additional sponsorships shall be subject to a $2,500 annual fee per Registered Representative sponsored by FDI in excess of the 15 Registered Representatives); and (ii) that advertising legal review shall be for the lesser of 45 marketing pieces or 165 pages per calendar year (advertising legal review in excess of 45 pieces or 165 pages for the relevant annual contract period shall be subject to a flat fee of $300 per 1-10 page piece and $10 per page thereafter for such piece).

         (c) All fees to FDI for the services described in this Agreement are exclusive of out-of-pocket costs. Saratoga or the Trust, as appropriate, agree to reimburse FDI for FDI's reasonable out-of-pocket expenses incurred in providing the services hereunder. The out-of-pocket costs associated with medallion distribution include, but are not limited to, travel expenses, broker/dealer costs, registered representative fees, sponsorship and maintenance of registered representative licenses, annual compliance meetings and NASD filing fees for sales literature. The out-of -pocket costs associated with legal administration include, but are not limited to, travel expenses, postage and other mail-related costs, NASD and Securities and Exchange Commission (the "SEC") filing fees, courier fees, EDGAR related services, and related printing charges. The out-of-pocket costs associated with financial administration include, but are not limited to travel expenses, postage and other mail-related costs and telephone charges associated with receiving reports via modem. Expenses incurred out of the ordinary course in providing the services hereunder are subject to prior approval by the Trust. Such out-of-pocket expenses shall be paid by the Trust within 30 days from the date of invoice.

         The Trust will bear all expenses incurred in the operation of the Portfolios and the Trust, including, but not limited to, taxes, interest, brokerage fees and commissions, salaries (if any) and fees of employees, officers and directors who are not officers, directors, shareholders or employees of FDI, SEC fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, fund accounting agents' fees, insurance premiums, outside auditor and legal expenses, costs of maintenance of the Trust's existence, costs of independent pricing services, mutual fund industry fee and performance information, typesetting and printing of prospectuses for regulatory purposes and for distribution to current Trust shareholders, costs of shareholders'
reports and corporate mailing costs, administrative services fees for preparation, stuffing and distribution of literature other than those required by federal or state regulatory authority, meetings and any other routine or extraordinary expenses. FDI will bear all expenses incurred by it in connection with the performance by FDI of the services hereunder this Agreement, except that the Trust shall pay to or reimburse FDI any reasonable and necessary out-of-pocket expenses incurred by FDI on behalf of the Trust, as described above. In addition, FDI shall have no obligation to make any payments pursuant to a Portfolio's plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act until FDI has received monies therefor from the Portfolio.

         (d) For the period from the date hereof through September 30, 1999, FDI shall rebate 100% of the Minimum Fee that it is entitled to receive under the Agreement, in recognition of FDI's obligation to provide only the Medallion Distribution Services described in Exhibit A. Beginning October 1, 1999 and concurrent with the commencement of Legal Administration Services and Financial Administration Services by FDI as described in Exhibit A, the rebate will be eliminated and FDI shall be entitled to receive the full compensation described in Section 3(a) of the Agreement.

         (e) If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

4.       Effective Date and Term.

         (a) This Agreement shall become effective with respect to the Trust as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date FDI becomes the distributor of the Shares of such Portfolio; Schedule A to this Agreement shall be deemed amended to include such Portfolio and any classes of Shares of such Portfolio from and after such date).

         (b) This Agreement shall continue for an initial three-year period ending September 30, 2002 and shall continue thereafter for successive one-year terms unless terminated pursuant to the provision of sub-section (c) or (d) of this Section 4.

         (c) This Agreement shall automatically terminate upon termination of the Distribution Agreement between the Trust and FDI. This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice by the Trust pursuant to the vote of a majority of its Board of Trustees. This Agreement may be terminated at any time without payment of any penalty upon 120 days' written notice by FDI. In any event, the provisions of Section 5 and 6 shall survive termination of this Agreement and continue in full force and effect. Compensation due FDI and unpaid upon such termination shall be immediately due and payable upon and notwithstanding such termination.

         (d) Either the Trust or FDI shall have the right to immediately terminate this Agreement, if (i) a material breach of any provision of this Agreement has been committed by FDI or the Trust/Saratoga; (ii) the non-breaching party delivers notice that the other party is in breach of any of its obligations under this Agreement; and (iii) either (a) the action or inaction of the breaching party giving rise to the cause for termination is not capable of being remedied or (b) if such action or inaction is capable of being remedied, the breaching party shall not have remedied such action or inaction within thirty (30) days after such notice.

5.       Standard of Care and Indemnification.

         (a) FDI shall give the Trust the benefit of its best judgment and efforts in rendering its services to the Trust and, except as specifically provided herein, shall not be liable for error of judgment or mistake of law, for any loss arising out of any investment, or in any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, FDI against any liability to Saratoga or the Trust or to the security holders of the Trust to which it would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

         (b) The Trust and Saratoga shall indemnify and hold FDI, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "FDI Indemnified Parties" and each individually an "FDI Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such FDI Indemnified Party or FDI Indemnified Parties may be or become subject to or liable for by reason of or in connection with (i) the Agreement, (ii) FDI's provision of services pursuant to the Agreement, (iii) any materially false or inaccurate information or data provided by the Trust, Saratoga or one of its agents for use by FDI in providing its services hereunder or under the Distribution Agreement, or (iv) any information or data created by FDI that is materially changed by the Trust or Saratoga without FDI's approval; provided, however, that an FDI Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally determined by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of FDI and that such action or omission involved bad faith, negligence, reckless disregard of its obligations hereunder, or intentional misconduct by FDI.

         (c) FDI shall indemnify and hold Saratoga and the Trust, their officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "Saratoga Indemnified Parties" and each individually a " Saratoga Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such Saratoga Indemnified Party or Saratoga Indemnified Parties may be or become subject to or liable for by reason of or in connection with (i) the Agreement, (ii) under the Securities Act of 1933, the 1934 Act, the 1940 Act, common law or otherwise,
(iii)  any  breach  of  any  covenant  or  obligation  of FDI  contained  in the
Agreement, (iv) any failure by FDI to comply with any laws applicable to its performance of services under the Agreement, (v) any materially false or inaccurate information or data provided by FDI to Saratoga or the Trust pursuant to FDI's obligations hereunder or under the Distribution Agreement, (vi) any information or data provided by Saratoga or the Trust that is materially changed by FDI without Saratoga's or the Trust's approval or (vi) a final determination by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly or proximately by an action or omission of FDI involving bad faith, negligence, reckless disregard of its obligations hereunder, or intentional misconduct by FDI; provided, however, that a Saratoga Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally determined by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of Saratoga or the Trust and that such action or omission involved bad faith, negligence, reckless disregard of the obligations hereunder of Saratoga or the Trust, or intentional misconduct by Saratoga or the Trust.

         (d) In order to provide for just and equitable contribution in circumstances in which the terms of Section 5(b) or Section 5(c) are applicable, but for any reason the indemnification provided for therein is held to be unavailable, Saratoga, the Trust and FDI shall contribute to the aggregate losses, claims, damages, expenses and liabilities (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which any of the FDI Indemnified Parties or Saratoga Indemnified Parties (as defined above), respectively, may be subject to or liable for in proportion to the relative fault of Saratoga or the Trust, on the one hand, and FDI, on the other hand; provided, however, that in determining relative fault, there shall be considered the relative benefits received by each party from the transactions giving rise to the loss, claim, damage, expense or liability, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances; provided, further, that in no event shall FDI, Saratoga or the Trust be required to contribute in the aggregate hereunder any amount in excess of the aggregate compensation received by FDI for its services during the immediately preceding 12 month period. Saratoga, the Trust and FDI shall not have any other right of contribution in connection herewith.

         (e) The applicable indemnified party, promptly and in any event within ten (10) days after receipt of notice of commencement of any action, suit, proceeding or claim in respect of which a claim for indemnification may be made by it, shall notify the applicable indemnifying party in writing of the commencement of such action, suit, proceeding or claim, enclosing a copy of all papers served. However, the omission to so notify the applicable indemnifying party of any such action, suit, proceeding or claim shall not relieve such indemnifying party from any liability that it may have under Section 5(b) or 5(c), as applicable, of this Agreement except to the extent that the ability of such indemnifying party to defend such action, suit, proceeding or claim is materially adversely affected.

         (f) In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against an FDI Indemnified Party or Saratoga Indemnified Party, as applicable (an "Indemnified Party"), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified
Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

         (g) Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

6. Confidentiality. During the term of this Agreement, the Trust, FDI and Saratoga may have access to confidential information relating to such matters as a party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to a party that is of value to that party and the disclosure of which could result in a competitive or other disadvantage to that party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by a party hereto in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from another party hereto, or any of its respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

7. Record Retention and Confidentiality. FDI shall keep and maintain on behalf of the Trust all books and records which the Trust and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by Saratoga, or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by FDI under this Agreement are the property of FDI. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to Saratoga and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

9. Return of Records. FDI may at its option at any time, and shall promptly upon the demand of Saratoga and/or the Trust, turn over to Saratoga and/or the Trust and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement so long as FDI shall be able to retain photocopies of such documents to the extent needed by FDI in the performance of its services or for its legal protection. If not so turned over to Saratoga and/or the Trust, such documents and records will be retained by FDI for six years from the end of the fiscal year of the Trust for which they were created. At the end of such six-year period, such records and documents will be turned over to Saratoga and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

10. Representations of the Trust. The Trust represents and warrants to FDI that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

11. Representations of Saratoga. Saratoga represents and warrants to FDI that this Agreement has been duly authorized by Saratoga and, when executed and delivered by Saratoga, will constitute a legal, valid and binding obligation of Saratoga, enforceable against Saratoga in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12. Representations of FDI. (a) FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (b) FDI further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. FDI agrees to comply with all applicable federal and state laws, rules and regulations. FDI agrees to notify Saratoga immediately in the event of its expulsion or suspension by the NASD. Expulsion of FDI by the NASD will automatically terminate this Agreement immediately without notice. Suspension of FDI by the NASD will terminate this Agreement effective immediately upon written notice of termination to FDI from Saratoga.

13. Notices. All notices or other communications hereunder to a party hereto shall be in writing and shall be deemed sufficient if mailed to the Trust at the following address: 1501 Franklin Avenue, Mineola, NY 11501-4803, Attention:
President; to Saratoga at the following address: 1501 Franklin Avenue, Mineola, NY 11501-4803, Attention: President, with a copy to the Trust's counsel; and to FDI at the following address: 60 State Street, Suite 1300, Boston, MA 02109,
Attention: President with a copy to General Counsel or at such other address as such party may designate by written notice to the other, or in either case if sent by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

14. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by any of the parties hereto without the specific written consent of the other parties, except that Saratoga may assign this Agreement to Saratoga Capital Management LLC or such other business entity to which Saratoga may succeed.

16. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

17. Use of Saratoga Name. Subject to approval of the content by Saratoga, the Trust and Saratoga will allow FDI's non-exclusive use of the "Saratoga" name and "Saratoga Advantage Trust" name solely in connection with FDI's website, trade advertisements, client lists and mutual fund industry conferences and displays. FDI agrees and acknowledges that Saratoga, the Trust and/or affiliates own all right, title, and interest in the name "Saratoga" and "Saratoga Advantage Trust" and will only use the "Saratoga" name as stated herein.

18. Services Not Exclusive. The Trust and Saratoga hereby acknowledge that the services provided hereunder by FDI are not exclusive. Nothing herein shall be deemed to limit or restrict FDI's right, or the right of any of FDI's officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide distribution services to any other mutual fund, including any fund which may directly compete with or be similar to Saratoga.

19. No Liability of Shareholders. This Agreement is executed by the Trustees of the Trust, not individually, but in their capacity as Trustees under the Declaration of Trust made April 4, 1994. None of the shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Portfolios, then only to the property held for the benefit of the affected Portfolio.

20. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

21. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                            THE SARATOGA ADVANTAGE TRUST

                                            By:   /s/ Bruce E. Ventimiglia

                                            Title: Chairman, President and CEO


                                            SARATOGA CAPITAL MANAGEMENT

                                            By:  /s/ Scott C. Kane

                                            Title: Managing Director


                                            FUNDS DISTRIBUTOR, INC.

                                            By:   /s/ Donald R. Roberson

                                            Title:  Executive Vice President

                                            Dated:  September 21, 1999




                           SCHEDULE A TO THE AGREEMENT
                 BETWEEN AND AMONG THE SARATOGA ADVANTAGE TRUST,
                         SARATOGA CAPITAL MANAGEMENT AND
                             FUNDS DISTRIBUTOR, INC.



                          THE SARATOGA ADVANTAGE TRUST

                     U.S. Government Money Market Portfolio
                        Investment Quality Bond Portfolio
                            Municipal Bond Portfolio
                      Large Capitalization Value Portfolio
                      Large Capitalization Growth Portfolio
                         Small Capitalization Portfolio
                         International Equity Portfolio

                                    THE SARATOGA ADVANTAGE TRUST

                                    By:   /s/ Bruce E. Ventimiglia

                                    Title: Chairman, President and CEO


                                    SARATOGA CAPITAL MANAGEMENT

                                    By:  /s/ Scott C. Kane

                                    Title: Managing Director


                                    FUNDS DISTRIBUTOR, INC.

                                    By:   /s/ Donald R. Roberson

                                    Title:  Executive Vice President

                                   EXHIBIT A

                 Services and Duties of Funds Distributor, Inc.

                       A. Medallion Distribution Services

(a) Legal review and principal sign-off of Portfolio marketing materials and other sales related materials to ensure compliance with the advertising rules of the relevant regulatory authorities and file such materials, and obtain such approvals for their use as may be required by the SEC or the NASD. FDI will forward all NASD comments on marketing materials to Saratoga.

(b) Forward sales related complaints concerning the Portfolios to Saratoga.

(c) Coordinate registration of the Portfolios with the National Securities Clearing Corporation ("NSCC") and file required Fund/SERV reports with the NSCC.

(d) Provide advice and counsel to the Trust with respect to regulatory matters regarding legal review and principal sign off of Portfolio marketing material and other sales related materials, broker/dealer and distribution related issues, including monitoring regulatory and legislative developments that may affect the Portfolios and assist the Trust in routine regulatory examinations or investigations, or litigation.

(e)  Prepare   quarterly   board  materials  with  regard  to  sales  and  other
distribution related data reasonably requested by the Board of Trustees.

(f) Prepare materials for the Board of Trustees supporting the annual renewal of the Distribution Agreement.

(g) Provide all necessary Blue Sky services utilizing ClearSky, a third-party provider, on behalf of Saratoga, including but not limited to: tracking all sales per state to registered amounts; filing all required registration materials; and maintaining fund registrations in accordance with state securities laws. Work with Saratoga personnel and ClearSky to ensure that the
Portfolios are in full compliance with any applicable state regulatory requirements.

(h) Perform sales cap testing on an individual Portfolio basis as required by the NASD and related regulatory and compliance reports, if any.

(i) Keep and maintain all books and records relating to its services in accordance with Rule 31a-1 and Rule 31a-2 under the 1940 Act.

                        B. Legal Administration Services

         FDI will provide the following routine legal administration services ("Routine Administrative Services"):

1.  Corporate and Secretarial Services

(a)  Provide the necessary complement of Assistant Secretaries for the Trust.

(b) Maintain general corporate calendar and track all legal and compliance requirements through annual cycles.

(c) Prepare board meeting materials (four (4) quarterly board meetings per year), including but not limited to:

     o Prepare agenda and background materials for legal approval, including explanatory memorandums and resolutions
     o    Make presentations
     o    Monitor annual approval requirements
     o Prepare extensive background material for annual review of advisory fees, major corporate structural changes, etc.
     o    Prepare minutes
     o    Follow-up on matters raised at meetings
     o    Keep Trustees apprised of important and relevant industry developments
     o    Prepare treasury and compliance reports

(d) Maintain Agreement and Declaration of Trust and By-Laws of the Trust.

(e) Draft contracts, assist in negotiation and planning, as appropriate. For example negotiate, draft and keep current the following contracts: (i) investment advisory and sub-advisory contracts; (ii) distribution agreement;
(iii) bank agreements; (iv) broker/dealer agreements; (v) transfer agency agreement; (vi) custody agreement; (vii) administration agreement/sub-administration agreement; (viii) 12b-1 plans and related agreements; (ix) shareholder servicing plans and related agreements; (x) IRA custodian agreements; (xi) bi-party repurchase agreements; (xii) tri-party repurchase agreements; (xiii) futures account agreement and procedural safekeeping agreement; (xiv) loan agreements; and (xv) various other routine agreements and amendments.

2.  SEC and Public Disclosure Assistance

(a) Prepare and file via EDGAR one annual amendment to the Trust's registration statement, including updating prospectuses and statement of additional information (not including any amendment requiring major prospectus revisions or the addition of new portfolios or classes).

(b) Review Form N-SAR, Form 24F-2, annual and semi-annual shareholder reports for legal disclosure requirements.

(c) Monitor  fidelity bond and  directors'  and  officers'  errors and omissions
policies  and  file  such  fidelity  bond  with  the   Securities  and  Exchange
Commission.

(d) Provide legal assistance for shareholder communications.

3.  Legal Consulting and Planning

(a) Provide general legal advice on matters relating to portfolio management, portfolio operations, mutual fund sales, development of advertising materials, changing or improving prospectus disclosure, and any potential changes in the fund's investment policies, operations, or structure.

(b) Provide general legal advice on reasonable routine banking, fiduciary, corporate and securities law issues.

(c) Maintain a continuing awareness of significant emerging regulatory and legislative developments which may affect the Portfolios, update the investment adviser on those developments, and provide related planning assistance.

(d) Develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

(e) Provide advice with regard to Portfolio litigation matters, routine Trust examinations and investigations by regulatory agencies.

(f) Provide advice regarding long term planning for the Trust including the creation of new portfolios, corporate structural changes, mergers, acquisitions, and other asset gathering plans including new distribution methods.

(g) Maintain effective communications with Trust counsel and counsel to the "non-interested" Trustees.

(h) Create and implement timing and responsibility system for outside legal counsel when necessary to implement major projects and the legal management of such projects.

(i) Monitor activities and billing practices of outside counsel performing services for the Trust or in connection with related Portfolio activities.

4.  Compliance

(a) Consulting regarding all testing that is done by the agents of the Trust to assist the adviser in complying with Portfolio prospectus guidelines and limitations, 1940 Act requirements, and Internal Revenue Code requirements.

(b) Jointly create Compliance Manuals and workshops for advisory personnel with the agents of the Trust or investment adviser.

(c) Consultation and advice for resolution of compliance questions along with Trust counsel, the investment adviser and the fund accountant.

(d) Be actively involved with the management of SEC and other regulatory examinations.

(e) Assist portfolio managers with compliance matters including reviewing the Compliance Manual on a regular basis and attending compliance meetings with the portfolio managers.

(f) Assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

(g) Maintain legal liaison with and provide legal advice and counsel to the Trust regarding its relationships, contractual or otherwise, with the various Trust agents, such as the investment adviser, investment sub-adviser, custodian, transfer agent, and auditors with respect to their activities on behalf of the Trust.

(h) Provide advice regarding all Portfolio distribution arrangements for compliance with applicable banking and broker/dealer regulations.

(i) Maintain the Trust's Code of Ethics and administer, with assistance from the agents of the Trust, compliance by the Trustees, officers and "access persons" under the terms of the Trust's Code of Ethics and Securities and Exchange Commission regulations.

                                                                 * * *

         FDI is willing to provide any extraordinary legal administration services ("Extraordinary Legal Administrative Services") to the Trust. All of the extraordinary legal functions set forth below may be accomplished wholly or partially by FDI depending upon the circumstances (e.g., work flow and timing demands) surrounding each request.

         Additional compensation payable by Saratoga to FDI for the provision of extraordinary services is either (i) a flat fee to be negotiated after the scope of the project has been accurately and completely defined; or (ii) a fee for a particular project based on an hourly rate of between $125 and $150 depending upon the complexity of the project. Only personnel with an Assistant Vice President title or higher with FDI would bill on an hourly basis.

         Extraordinary Legal Administrative Services may, depending upon the circumstances, include the following:

(a) Shareholder Meetings
         o     Draft Proxies
         o     Organize, attend and keep minutes
         o     Work with the Transfer Agent on solicitations and vote tabulation
         o     Provide legal presence at meetings

(b) Draft Proxy/Solicitation Documents on Form N-14 (Fund Mergers).

(c) An annual post-effective amendment that involves major prospectus revisions or the addition of new investment portfolios or classes.

(d) Board meeting materials for significant corporate restructuring or other major changes as well as more than four board meetings during a twelve month period.

(e) More than one Post-Effective Amendment in any twelve month period.

(f) Advice regarding conversion of pooled funds and certain other bank specific advice.

(g) Monitor and participate in the preparation of no-action requests and application documents for exemptive orders.

                      C. Financial Administration Services

1.  Financial Administration/Compliance

(a) Provide the appropriate complement of Assistant Treasurers to assume certain specified responsibilities (these functions will be based upon the day to day work completed by knowledgeable staff assembled by Saratoga including the fund accountant).

(b) Prepare and file, with assistance from the agents of the Trust: (i), unaudited financial statements and schedules of investments as required for annual and semi-annual reports; (ii) EDGAR on-line filings related to annual and semi-annual reports; (iii) EDGAR on-line filings related to Form N-SAR; and (iv) EDGAR on-line filings related to Form 24F-2

(c)  Calculate  with  assistance  from  the  agents  of  the  Trust,   Portfolio
performance and Saratoga's asset allocation models' performance, and report to outside services as directed by Trust management.

(d) Prepare, with assistance from the agents of the Trust, mutually agreed upon financial materials for review by the Board of Trustees such as: distribution summaries, deviations of mark-to-market valuation and amortized cost monitoring for the money market funds.

(e) Monitor, with assistance from the agents of the Trust, compliance with the following: each Portfolio's investment limitations and restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information; each Portfolio's requirements under Section 851 of the Internal Revenue Code for qualification as a regulated investment company (e.g., 90% income, diversification tests); approved issuers' listings for repurchase agreements, Rule 17a-7 and Rule 12d-3 reporting.

(f) Perform, with assistance from and based upon trial balances and portfolio holdings supplied by the agents of the Trust, the following additional compliance services: monthly tax qualification testing, including gross income tests, and 25% and 50% asset diversification tests; 1940 Act testing, including diversification, illiquid securities and investments in other investment companies; consultation and advising to remedy compliance issues.

(g) Provide, with assistance from the agents of the Trust, all the necessary tax compliance duties and services, including but not limited to: 90% minimum distribution test; 50% assets test for tax-exempt funds; 50% asset test for foreign tax credit pass through; identification of "private activity" tax exempt; identification of passive foreign investment companies; and identification of foreign currency transactions.

(h) Calculate, with assistance from the agents of the Trust, Portfolio expense projections, revising accruals as needed. Review, on a monthly basis, expenses based on actual charges annualized and accrued daily, including expenses based on a percentage of the Portfolio's average daily net assets (advisory and administrative fees).

(i) Calculate, with assistance from the agents of the Trust, the monthly management and advisory fees for each Portfolio, such calculation to be approved for payment by an officer of the Trust.

(j) Review and monitor, with assistance from the agents of the Trust, mark-to-market comparisons and Rule 2a-7 requirements for money market funds.

(k) Provide mutual fund industry fee and performance information, as needed for Board materials and the annual report management discussion and analysis, from its own resources to the extent available or otherwise from resources acceptable to the Trust provided that any charges associated with information provided by third parties shall be paid by the Trust.

(l) Assist (along with the fund accountant) the Trust's adviser in valuing securities which are not readily salable.

(m) Assist with and coordinate, with assistance from the agents of the Trust, communications and data collections with regard to any regulatory examinations or investigations, and yearly audits by independent accountants and be involved with the planning and conducting of audits and examinations.

2.  CDSC Financing Arrangement

(a)  Recording on a Portfolio-by-Portfolio basis of all receivables purchased.

(b) Calculating and accounting for, on a Portfolio-by-Portfolio basis, all collections related to the purchased receivables, including contingent deferred sales charges and Rule 12b-1 fees.

(c)  Maintenance  of  required   records   directly  related  to  the  purchased
receivables and the ensuing collections, including furnishing upon request any documents as needed by the seller or purchaser.

(d)  Provide  a  detailed  monthly  report  summarizing   receivables  activity,
including calculations of fees and interest as required by the program documents.

(e) Perform and monitor compliance testing as required by the program documents, providing additional monthly reports to document compliance requirements.

(f) Provide control point between the purchaser, seller and service provider(s).

(g) Report receivable activity to the Board of Trustees.

(h) Respond to inquiries of the purchaser and seller.

(i) Participate in the communication among the purchaser, seller, service provider(s), and outside auditors as needed, in connection with the review of purchased receivables activity.

(j) Document procedures as identified and developed with all interested parties, including auditors, associated with the purchased receivables process.

                                 EXHIBIT B

                Services Provided by Saratoga Capital Management

(a) Complete or cause the Trust's other service providers to complete the August 31, 1999 year-end audit process, including but not limited to, the preparation and timely filing of all tax related documents and financial statements.

(b) Cause the Trust's other service providers to provide all spreadsheets and procedures currently in place relating to the Trust's treasury/financial administration, with historical copy and formulas intact, to FDI as soon as practicable after the effectiveness of this Agreement.

(c) Cause the Trust's other service providers to furnish any and all information to and assist FDI in taking any other actions that may be reasonably necessary in connection with FDI providing those services listed in Exhibit A.

(d) Cause the Trust's transfer agent to provide sales of the Shares to FDI or Clear Sky to assure compliance with applicable state securities and Blue Sky laws.

(e) Cause the Trust's transfer agent to give necessary information for the preparation of quarterly reports in a form satisfactory to FDI regarding Rule 12b-1 fees, front-end sales loads, back-end sales loads, if applicable, and other data regarding sales and sales loads as required by the 1940 Act or as requested by the Board of Trustees of the Trust.

(f) Cause the Trust's transfer agent to provide FDI with all necessary information, including all historical information, so that FDI can calculate the maximum sales charges payable by the Portfolios pursuant to the NASD's Conduct Rules and the actual sales charges paid by the Portfolios, if applicable; and cause the Trust's transfer agent to provide such information in a form satisfactory to FDI no less often than monthly for every Portfolio and on a daily basis for any Portfolio where FDI determines that the remaining limit is approaching zero, if applicable.

(g) Submit all sales literature and advertisements to FDI for legal/compliance review in advance of use, and incorporate such changes as FDI may reasonably request therein. FDI will file such materials and obtain such approvals for their use as may be required by the SEC or NASD. For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, electronic media, training materials and dealers' guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio-visual media, but does not include generic materials that do not mention the Portfolios or the Shares.

(h) Monitor the performance of the Registered Representatives with respect to compliance with the NASD's Conduct Rules, and in particular the NASD's interpretation of the applicability of Rule 3040 of the NASD's Conduct Rules to certain activities of persons registered as representatives with an NASD member and as an investment adviser with the SEC, and who conduct their advisory activities away from their NASD employer/member as described in the NASD's Special Notice to Members 94-44.

(i) Identify persons employed by Saratoga that will become Registered Representatives and assist FDI in ascertaining that such persons meet all requirements established for being a Registered Representative by the SEC, NASD and relevant state securities commissions.

(j) (i) Identify persons to enter into appropriate agreements with FDI for the solicitation of Portfolio Shares, such as securities dealers, financial institutions and other industry professionals such as investment advisers and estate planning firms (collectively referred to herein as "Selling Broker Dealers"); (ii) assist FDI in ascertaining that such persons meet any requirements established for Selling Broker-Dealers by law, the Trust or FDI;
(iii) request that FDI enter into selling agreements with each such Selling Broker-Dealer ("Selling Agreements") (Exhibit C), such request to be signed by a duly authorized officer or employee of Saratoga who shall be a person listed on Exhibit D until such time as Saratoga amends or supplements such list, and Saratoga will assist in the performance of the necessary due diligence to determine the qualification of the prospective Selling Broker-Dealer pursuant to clause (ii) above; (iv) submit such Selling Broker-Dealer request and all related due diligence materials that Saratoga may have to FDI; (v) assist FDI in coordinating the execution of Selling Agreements between FDI and the Selling Broker-Dealers; and (vi) use its best efforts to insure that no sales are executed or processed prior to obtaining an executed Selling Agreement from the Selling Broker-Dealer making the sale.

(k) Provide administrative support (e.g. telemarketing and fulfillment services) with regard to, and use its best efforts to monitor the performance of, the Selling Broker-Dealers in their solicitation and execution of sales of the Shares and all activities related thereto, including compliance with applicable law, the Selling Agreements, and the multi-class procedures.

(l) Use reasonable efforts to monitor the Selling Broker-Dealers in their resolution of as of trades with respect to Shares of the Portfolios in order to mitigate the risk of loss to FDI and the Portfolios from such as of trades.

(m) Report to FDI, to the extent that Saratoga is aware, any and all actions or inactions by any Selling Broker-Dealer that (i) fail to comply with the terms of any Selling Agreements, (ii) violate any applicable laws of any governmental authorities, including the NASD's Conduct Rules, or (iii) violate any other agreements or procedures with which such Selling Broker-Dealer is required to comply.

(n) (i) Provide the form of confirmation statement to be used for sale of the Shares to FDI and provide or cause to be provided to customers of the Selling Broker-Dealers and to the Selling Broker-Dealers such confirmations of all transactions in the Shares as may be required by the 1934 Act and the Selling Agreements, and (ii) use reasonable efforts to monitor the Trust's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to FDI any deficiencies of which Saratoga is aware in the transfer agent's performance of such activities.

(o) Report sales-related complaints to FDI and consult with FDI concerning the manner in which such complaints will be addressed.

(p) Provide FDI with copies of, or access to, any documents that FDI may reasonably request and will notify FDI as soon as possible of any matter materially affecting FDI's performance of its services under this Agreement.

                                     EXHIBIT C

                       AUTHORIZED SARATOGA REPRESENTATIVES

         The following individuals are authorized to request the issuance of sales agreements to clients and/or potential clients of The Saratoga Advantage
Trust:

                              Bruce E. Ventimiglia
                              Scott C. Kane